EXHIBIT 99.1

Conatus Pharmaceuticals Appoints Keith W. Marshall as Executive Vice President, Chief Operating Officer and Chief Financial Officer

SAN DIEGO, Aug. 31, 2017 (GLOBE NEWSWIRE) -- Conatus Pharmaceuticals Inc. (NASDAQ:CNAT), a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease, today announced the appointment of Keith W. Marshall, Ph.D., M.B.A., as Executive Vice President, Chief Operating Officer and Chief Financial Officer.

“We are pleased to welcome Keith to the Conatus senior management team,” said Steven J. Mento, Ph.D., co-founder, President and Chief Executive Officer of Conatus, “and to round out the team’s capabilities with his highly relevant blend of knowledge and perspective. He has over fifteen years of experience in finance, operations and business advisory roles rooted in a solid scientific and financial education.

“As an agent on private placements for private biotechnology companies, and an advisor to both buyers and sellers in biotechnology and pharmaceutical company transactions,” added Dr. Mento, “Keith has developed a broad understanding of structuring and negotiating deals and a purposeful understanding of product and technology positioning. As a CFO of both a biotechnology company and a boutique advisory firm, he has managed a broad range of business initiatives and established relationships across the professional investment community. As a medical researcher for ten years in both academia and industry and author of multiple peer-reviewed publications, he has established the scientific depth to help guide the company in its product development pursuits. We look forward to Keith’s anticipated contributions as we focus on completing our four ongoing Phase 2b emricasan clinical trials and expanding our pipeline.”

Dr. Marshall has been Chief Financial Officer and Head of Corporate Development since 2015 at Torque Therapeutics, where his responsibilities included finance, operations, human resources, corporate strategy and business development. He served as Managing Director and Advisor in Healthcare Investment Banking from 2012 to 2014 at GCA Savvian Advisors, where he provided strategic counsel to healthcare companies, and continued from 2014 to 2015 at TAG Healthcare Advisors under an alliance with GCA Savvian. Dr. Marshall was Managing Director from 2011 to 2012 at Sagent Advisors; Managing Director, Co-founder, and Chief Financial Officer from 2008 to 2011 at Montgomery, Marshall Healthcare Partners; Managing Director of Healthcare Investment Banking from 2003 to 2008 at Montgomery & Co.; and Associate in Healthcare Investment Banking from 2001 to 2003 at JPMorgan H&Q with additional responsibilities at JPMorgan Partners.

Dr. Marshall previously worked as a Research Associate from 1990 to 1993 at ImmuLogic Pharmaceutical Corporation, where he performed research under a collaboration with Merck around inhibition of MHC Class II molecules for autoimmune disease therapy. He holds an M.B.A. with concentrations in Finance, Strategy, and Entrepreneurship from the University of Chicago – Booth School of Business; a Ph.D. in Pharmaceutical Chemistry from the University of California, San Francisco; and an A.B. in Biology from Washington University in St. Louis.

In connection with his commencement of employment, the company’s compensation committee of the board of directors approved the grant of options to purchase 525,000 shares of the company’s common stock to Dr. Marshall. The stock options were granted on August 31, 2017, the date on which Dr. Marshall commenced employment, and stock options have an exercise price per share equal to the closing price of the company’s common stock on the NASDAQ Stock Market on the grant date. The stock options will vest over a four year period, with 25% of the options vesting on the first anniversary of the date of grant and the remainder of the options vesting monthly over the subsequent three years, subject to Dr. Marshall’s continued service with Conatus through the applicable vesting dates. In addition, the stock options granted to Dr. Marshall will be subject to accelerated vesting in connection with certain qualifying terminations of service or a change in control of the company, as described in his employment agreement with the company. The stock options have a term of ten years from the grant date. The grant was made as an inducement that was a material component of Dr. Marshall’s compensation and acceptance of employment with the company and was granted as an employment inducement award pursuant to NASDAQ Listing Rule 5635(c)(4).

About Conatus Pharmaceuticals
Conatus is a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease. In collaboration with Novartis, Conatus is developing its lead compound, emricasan, for the treatment of patients with chronic liver disease. Emricasan is a first-in-class, orally active pan-caspase inhibitor designed to reduce the activity of enzymes that mediate inflammation and apoptosis. Conatus believes that by reducing the activity of these enzymes, caspase inhibitors have the potential to interrupt the progression of a variety of diseases. For additional information, please visit www.conatuspharma.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward-looking statements, including statements regarding caspase inhibitors' potential to interrupt the progression of a variety of diseases. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including those risks described in the company’s prior press releases and in the periodic reports it files with the Securities and Exchange Commission. The events and circumstances reflected in the company’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, the company does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

CONTACT:  Alan Engbring
Conatus Pharmaceuticals Inc.
(858) 376-2637
aengbring@conatuspharma.com